SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 21, 2003
Date of Report
(date of earliest event reported)

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 744-2700
(Registrant's telephone number, including area code)

Item 5. Other Events

On March 21, 2003, Socket Communications, Inc., a Delaware corporation (the "Company") completed a private placement of certain securities pursuant to Subscription Agreements (each, a "Subscription Agreement" and collectively, the "Subscription Agreements"), the form of which is attached hereto as Exhibit 10.1, by and between certain investors (the "Purchasers") and the Company. The private placement was managed by Spencer Trask Ventures, Inc. (the "Placement Agent").

Sale of Series F Preferred Stock and Warrants. Pursuant to the Subscription Agreements, the Company sold to the Purchasers a total of 276,269 units at a price of $7.22 per unit (the "Purchase Price") for gross proceeds of $2,000,000 in cash. Each unit consisted of (i) one share of the Company's Series F Preferred Stock (the "Series F Preferred Stock"), convertible into 10 shares of the Company's Common Stock, resulting in an implied conversion price of $0.722 per share, subject to certain customary adjustments as set forth in the Certificate of Designation of Series F Preferred Stock attached hereto as Exhibit 10.2 (the "Certificate of Designation"); and (ii) one warrant to purchase three shares of the Company's Common Stock at an exercise price of $0.722 per share (the "Conversion Price") in the form attached hereto as Exhibit 10.3 ("Warrant"). The Company paid an aggregate of $260,000 in fees and expenses to the Placement Agent in connection with sale of such securities, and also issued the Placement Agent a warrant to purchase 718,300 shares of the Company's Common Stock at an exercise price of $0.722 per share. Two directors of the Company, Charlie Bass and Enzo Torresi, participated in the financing in the amount of $100,000 and $15,000, respectively, at a price of $7.595 per unit, in compliance with the rules of the NASDAQ stock market for insider participation.

Optional Conversion. Holders of Series F Preferred Stock are entitled to convert all or a portion of the Series F Preferred Stock into Common Stock on a one-for-ten basis at any time prior to the third anniversary of the closing date of the financing.

Automatic Conversion. The Series F Preferred shares, if not converted sooner by a holder, will convert automatically into Common Stock on a one-for-ten basis upon the earliest of (i) March 21, 2006 ("Mandatory Conversion Date"); (ii) immediately preceding a sale of all or substantially all of the Company's assets or a merger or consolidation of another entity with the Company, subject to certain conditions; or (iii) if, after March 21, 2005 (or if additional units are sold, two years from the date of the final sale), the Common Stock has a closing sale price of $5.00 or more for twenty consecutive trading days.

Dividend Rights. Holders of Series F Preferred Stock are entitled to a cumulative dividend of 8% of the Purchase Price per year, payable in cash or, in the Company's discretion, in registered shares of Common Stock, at the end of each calendar quarter and on the Mandatory Conversion Date. Holders of Series F Preferred are also entitled to a dividend at the same rate as any dividend declared and paid on the Company's Common Stock. No dividends shall be declared or paid on any shares of Common Stock unless an equal or greater dividend is paid on the Series F Preferred in the same year and unless all prior accrued but unpaid dividends on the Series F Preferred have been paid.

Liquidation Preference. Upon a liquidation, dissolution or winding-up of the Company, the holders of Series F Preferred Stock are entitled to receive, in preference to the Series E 12% Cumulative Convertible Preferred Stock (the "Series E Preferred") and the Common Stock, an amount equal to the Purchase Price plus any accrued but unpaid dividends. After payment of the respective liquidation preferences of all shares of Preferred Stock, the remaining assets shall be distributed ratably among all holders of Series F Preferred and Common Stock on an as-converted basis.

Voting. Except as required by law, the holders of the Series F Preferred are entitled to vote with the holders of the Common Stock as a single class, provided that the holders of Series F Preferred shall be entitled to vote separately on any alterations of the rights or change in the authorized number of shares of Series F Preferred, the redemption or repurchase of the Series F Preferred or any matters required by law to be submitted to a separate class or series vote. Each share of Series F Preferred has the number of votes equal to the number of shares of Common Stock into which such share is convertible.

Pre-emptive Rights. The holders of the Series F Preferred also have the right to purchase all or part of such holders' pro rata share of the Company's issuances of new securities, subject to certain exceptions.

Registration of Shares of Common Stock for Resale. Subject to certain conditions, the Company has agreed to prepare and file with the Securities and Exchange Commission by April 20, 2003 a registration statement to enable the resale of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock, upon exercise of the Warrants and the Placement Agent warrant, and shares of common stock that maybe issued in payment of dividends. If the Company fails to file a registration statement on or before such date, or the registration statement does not become effective within 90 days after date of filing, the Company will pay a penalty to holders of Series F Preferred equal to two percent (2%) of the aggregate Purchase Price per unit for each thirty (30) days (or portion thereof) such registration obligations are not met by the Company.
The foregoing summary of the Subscription Agreements and the agreements and transactions contemplated thereby is qualified in its entirety by reference to the Form of Subscription Agreement, the Certificate of Designation and the Form of the Warrant, copies of which are set forth as Exhibits 10.1 through 10.3 hereto and are incorporated herein by reference.

Press Release. On March 21, 2003, the Company issued a press release announcing the closing of the Series F financing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 7. Financial Statements and Exhibits

(c) Exhibits

10.1 Form of Series F Preferred Stock Subscription Agreement, dated as of March 21, 2003, by and between the Company and each of the Purchasers.

10.2 Certificate of Designation of Series F Preferred Stock of the Company.

10.3 Form of Common Stock Warrant dated March 21, 2003

99.1 Press Release dated March 21, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2003

SOCKET COMMUNICATIONS, INC.

By:	/s/ David W. Dunlap
David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS

10.1 Form of Series F Preferred Stock Subscription Agreement, dated as of March 21, 2003, by and between the Company and each of the Purchasers.

10.2 Form of Certificate of Designation of Series F Preferred Stock of the Company.

10.3 Form of Common Stock Warrant dated March 21, 2003.

99.1 Press Release dated March 21, 2003.